Exhibit 99.1

Union First Market Bankshares Elects Two New Board Members

Richmond, Va., April 30, 2012 – Linda V. Schreiner and Raymond L. Slaughter were elected to the Board of Directors of Union First Market Bankshares Corporation, the holding company for Union First Market Bank.

“It is important to have leaders with a diverse set of skills to serve on the board of directors to help guide Union First Market Bankshares on its path to build the next great Virginia bank. Linda Schreiner and Ray Slaughter will add to the Board expertise in human resources, public accounting and tax law, as well as significant experience within the finance industry,” said Ronald L. Hicks, Chairman of the Board of Union First Market Bankshares.

Schreiner is a senior vice president at MeadWestvaco with responsibility for commercial excellence, human resources, corporate communications, and the MeadWestvaco Foundation. Prior to joining MeadWestvaco, she was senior manager at Arthur D. Little, Inc. and vice president at Signet Banking Corporation. Schreiner is vice chairman of the board of directors for the VCU Rice Center.

Slaughter is an associate professor of accounting at the University of Richmond and a member of the board of directors of Union First Market Bank. He currently serves on the board of trustees for Mary Washington Healthcare. Slaughter maintains a law practice and is a certified public accountant. He was formerly a member of the State Board of Accountancy.

Schreiner will serve on the compensation committee and Slaughter will serve on the audit committee of the Board of Directors. Both Schreiner and Slaughter will begin their terms on June 21, 2012 and stand for reelection in April 2013.

ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union First Market Bankshares Corporation (NASDAQ: UBSH) is the holding company for Union First Market Bank, which has 98 branches and more than 160 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, L.L.C.

Additional information on the Company is available at http://investors.bankatunion.com.

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Contact: Bill Cimino (804) 448-0937, VP and Director of Corporate Communications